NEWS RELEASE

Contact:
Drew Prairie
AMD Communications
(512) 602-4425
Drew.Prairie@amd.com

Laura Graves
AMD Investor Relations
(408) 749-5467
Laura.Graves@amd.com

AMD Appoints Mark Durcan to Board of Directors

SUNNYVALE, Calif. — Nov. 1, 2017 — AMD (NASDAQ: AMD) today announced that it has appointed Mark Durcan, 56, to its board of directors.
Durcan serves as an advisor to Micron Technology, and was previously CEO from 2012 until his retirement in May 2017. Throughout his 32-year tenure at Micron, Durcan held multiple senior leadership positions, including president and chief operating officer, chief technical officer, and vice president of research and development. Durcan has been awarded approximately 100 U.S. and overseas patents and is widely recognized as a semiconductor memory industry innovator.
“Mark led Micron through a period of significant growth. We look forward to gaining Mark’s deep industry insights, technical knowledge and leadership experience as a member of AMD’s board of directors,” said John Caldwell, AMD chairman of the board.
Durcan earned a Bachelor of Science degree in chemical engineering and a Master of Chemical Engineering from Rice University. He currently serves as a board member of AmerisourceBergen and St. Luke’s Health System.

About AMD
For more than 45 years AMD has driven innovation in high-performance computing, graphics, and visualization technologies ― the building blocks for gaming, immersive platforms, and the datacenter. Hundreds of millions of consumers, leading Fortune 500 businesses, and cutting-edge scientific research facilities around the world rely on AMD technology daily to improve how they live, work, and play. AMD employees around the world are focused on building great products that push the boundaries of what is possible. For more information about how AMD is enabling today and inspiring tomorrow, visit the AMD (NASDAQ: AMD) website, blog, Facebook and Twitter pages.

AMD, the AMD Arrow logo, and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and may be trademarks of their respective owners.